EXHIBIT 3(i)

                Amended and Restated Certificate of Incorporation
                        of PHL Variable Insurance Company

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VOL. 1253                             0350


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         PHL VARIABLE INSURANCE COMPANY



        This Amended and Restated Certificate of Incorporation gives effect to the amendment of the previous Restated Certificate of Incorporation of the corporation and otherwise purports merely to restate all those provisions already in effect. The amended portions of this Certificate have been adopted by unanimous written consent of the Board of Directors and the shareholders.

        Section 1. PHL Variable Insurance Company is created a body politic and corporate and under that name shall have all the powers granted by the general statutes, as now enacted or hereinafter amended, to corporations formed under the Stock Corporation Act.

        Section 1. The Corporation shall have the purposes and powers to write any and all forms of insurance which any other corporations now or hereafter chartered by Connecticut and empowered to do an insurance business may now or hereafter lawfully do; to accept and to cede reinsurance; to issue policies and contracts for any kind or combination of kinds of insurance; to issue policies or contracts either with or without participation in profits; to acquire and hold any or all of the shares or other securities or any insurance corporation or any other kind of corporation; and to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act. The corporation is authorized to exercise the powers herein granted in any state, territory or jurisdiction of the United States or in any foreign country.

        Section 3. The authorized capital shall be five million dollars divided into one thousand shares of common stock with a part value or five thousand dollars each.

        Section 4. The corporation shall obtain a license from the insurance commissioner prior to the commencement of business and shall be subject to all general statutes applicable to insurance companies.

        We hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.



                                                        /s/ Alan M. Eisner
                                                        ------------------------
                                                            Alan M. Eisner


                                                        /s/ Steven F. Newman
                                                        ------------------------
                                                            Steven F. Newman


agrmt/134
5/10/94
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STATE OF CONNECTICUT                }   SS.  HARTFORD
OFFICE OF THE SECRETARY OF STATE    }

I hereby certify that this is a true copy of record
in this Office
In Testimony whereof, I have hereunto set my hand,
and affixed the Seal of said State, at Hartford,
this 26th day of August A.D. 1994.
     ----        ------

/s/ Pauline R. Kezer
----------------------------------------------------
  SECRETARY OF THE STATE